Exhibit 99.1

Date: October 29, 2013	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather H. Burnham
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, October 29, 2013 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended September 30, 2013. Revenues for the quarter ended September 30, 2013 were a record $119 million, a 13% increase over the $105 million in revenue in the quarter ended September 30, 2012. Earnings per share for the quarter ended September 30, 2013 were a record $0.41, a 39% increase over earnings per share of $0.29 for the same quarter of the prior year.

Revenues for the six months ended September 30, 2013 were a record $237 million, a 13% increase over the $210 million in revenue in the six months ended September 30, 2012. Earnings per share for the six months ended September 30, 2013 were a record $0.80, a 39% increase over earnings per share of $0.58 for the same period of the prior year.

Revenue growth for the quarter was driven by a 12% increase in the Company’s Patient Management service line and a 15% increase in its Network Solutions service line. Patient Management services include traditional medical case management and claims administration services. Revenue from claims management services continues to grow at a rate in excess of 20%.

Included in Network Solutions revenue is the Company’s proprietary hospital line item bill review service which is experiencing increased demand as health insurers respond to the Affordable Care Act. CorVel’s proprietary database of hospital chargemaster pricing information provides unique reviews of hospital reimbursement for both workers’ compensation and health markets. During the quarter the Company made investments to expand the operating capacity for this service.

During the quarter, the Company continued its stock repurchase plan by repurchasing 372,000 shares of stock at an average price of $33.42. On an inception to date basis, the Company has repurchased approximately 32 million shares for $321 million.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies, bill review and claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2013 and the Company’s Quarterly Report on Form 10Q for the quarter ended June 30, 2013. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results - Income Statement (unaudited)

Quarters ended September 30, 2012 and September 30, 2013

Quarter Ended	September 30, 2012	September 30, 2013
Revenues	105,458,000	119,359,000
Cost of revenues	82,622,000	92,039,000

Gross profit	22,836,000	27,320,000

General and administrative	11,981,000	12,224,000

Income from operations	10,855,000	15,096,000

Income tax expense	4,225,000	6,421,000

Net income	6,630,000	8,675,000

Earnings Per Share:
Basic	$0.29	$0.41
Diluted	$0.29	$0.41

Weighted Shares
Basic	22,540,000	21,138,000
Diluted	22,752,000	21,377,000

Six months ended	September 30, 2012	September 30, 2013
Revenues	210,064,000	237,472,000
Cost of revenues	164,047,000	183,234,000

Gross profit	46,017,000	54,238,000

General and administrative	24,155,000	25,066,000

Income from operations	21,862,000	29,172,000

Income tax expense	8,636,000	11,888,000

Net income	13,226,000	17,284,000

Earnings Per Share:
Basic	$0.59	$0.81
Diluted	$0.58	$0.80

Weighted Shares
Basic	22,584,000	21,267,000
Diluted	22,802,000	21,481,000

CorVel Corporation

Quarterly Results - Condensed Balance Sheet (unaudited)

March 31, 2013 and September 30, 2013

	March 31, 2013	September 30, 2013
Cash	19,822,000	22,192,000
Customer deposits	10,107,000	12,497,000
Accounts receivable, net	49,105,000	54,392,000
Prepaid expenses and taxes	7,418,000	4,487,000
Deferred income taxes	6,448,000	6,801,000
Property, net	46,584,000	50,007,000
Goodwill and other assets	42,898,000	42,383,000

Total	182,382,000	192,759,000

Accounts and taxes payable	13,587,000	17,203,000
Accrued liabilities	39,168,000	44,938,000
Deferred tax liability	18,225,000	18,225,000
Paid in capital	110,927,000	114,386,000
Treasury stock	-301,301,000	-321,053,000
Retained earnings	301,776,000	319,060,000

Total	182,382,000	192,759,000